Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

May 10, 2021

The RealReal, Inc.

55 Francisco Street, Suite 600

San Francisco, California 94133

Ladies and Gentlemen:

We have acted as counsel to The RealReal, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an aggregate of 10,510,438 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, which may be issued pursuant to the terms of The RealReal, Inc. 2019 Equity Incentive Plan and The RealReal, Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when the Shares are issued (a) pursuant to The RealReal, Inc. 2019 Equity Incentive Plan, or upon the exercise or vesting of options, stock appreciation rights, restricted stock units, performance awards or other stock-based awards granted under the Plans, as the case may be, or (b) upon the exercise of options granted under The RealReal, Inc. Employee Stock Purchase Plan, such Shares will be validly issued, fully paid and non-assessable.

The RealReal Inc.

May 10, 2021

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us in such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP